As filed with the Securities and Exchange Commission on April 24, 2012

Registration No. 33-72568

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

T. ROWE PRICE GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-2264646
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 East Pratt Street
Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

T. ROWE PRICE GROUP, INC. 1993 STOCK INCENTIVE PLAN

(Full title of plan)

(Name, address and telephone number of agent for service)	(Copy to:)
James A.C. Kennedy	R.W. Smith, Jr., Esquire
Chief Executive Officer and President	DLA Piper LLP (US)
T. Rowe Price Group, Inc.	6225 Smith Avenue
100 East Pratt Street	Baltimore, Maryland 21209-3600
Baltimore, Maryland 21202	(410) 580-3000
(410) 345-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTES

The Registrant is filing this Post-Effective Amendment No. 5 to the Registration Statement on Form S-8 filed on December 3, 1993 (file no. 33-72568) to remove from that registration statement certain shares of the Registrant’s Common Stock, par value $.20 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 1993 Stock Incentive Plan (the “1993 Plan”).

The Registrant has since adopted the T. Rowe Price Group, Inc. 2001 Stock Incentive Plan (the “2001 Plan”), the T. Rowe Price Group, Inc. 2004 Stock Incentive Plan (the “2004 Plan”) and the T. Rowe Price Group, Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”). The 1993 Plan was terminated effective as of April 5, 2001. All shares remaining available for issuance under the 1993 Plan that were not otherwise subject to outstanding awards on April 5, 2001, as well as all shares subject to awards on that date that subsequently were forfeited, expired or cancelled on or before April 8, 2004 were reallocated to and became available for issuance under the 2001 Plan or, if subsequently forfeited, expired or canceled without delivery of shares of Common Stock, or tendered to satisfy the exercise price or withheld to satisfy the tax withholding obligations in connection with awards after April 8, 2004 and on or before April 30, 2010, to the 2004 Plan. All such shares that became available for issuance under the Registrant’s 2001 Plan on or before April 8, 2004 have been registered on the Registration Statement on Form S-8 filed on December 1, 2004 (file no. 333-120883) for the 2001 Plan and all such shares that became available for issuance under the Registrant’s 2004 Plan after April 8, 2004 and on or before April 30, 2010 have been registered on the Registration Statements on Form S-8 filed on December 1, 2004 (file no. 333-120882) or filed on June 4, 2010 (file no. 333-167317) for the 2004 Plan.

Since May 1, 2010 to the date of this filing, 392 shares with respect to awards granted under the 1993 Plan that were forfeited, expired or canceled without delivery of shares of Common Stock, or tendered to satisfy the exercise price or withheld to satisfy the tax withholding obligations in connection with such awards were reallocated to the 2012 Plan (the “Carried Forward Shares”).

Contemporaneously with the filing of this Post-Effective Amendment No. 5, the Registrant is filing a Registration Statement on Form S-8 to register the Carried Forward Shares for offer or sale pursuant to the 2012 Plan. In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 5 is hereby filed to reallocate the Carried Forward Shares from the 1993 Plan to the 2012 Plan.

No future awards will be made under the 1993 Plan.

This Post-Effective Amendment to the Registration Statement shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, T. Rowe Price Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 5 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 5 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 24th day of April, 2012.

T. ROWE PRICE GROUP, INC.

By:	/s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment No. 5 in reliance upon Rule 478 of the Securities Act of 1933, as amended.

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